Exhibit 99.2

Press Contact:
Will Thoretz
+1 203 517 3119
will.thoretz@isg-one.com

Investor Contact:

David Berger

+1 203 517 3104

david.berger@isg-one.com

Information Services Group Initiates Quarterly Cash Dividend

STAMFORD, Conn., May 10, 2021 ― Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced that its Board of Directors has approved the initiation of a quarterly cash dividend to holders of ISG common stock.

ISG will pay a second-quarter cash dividend of $0.03 per share of common stock on June 18, 2021 to shareholders of record at the close of business on June 4, 2021. The Board expects the third-quarter dividend also will be set at $0.03 per share, with an announcement expected August 9, 2021, and expects to pay a total cash dividend of $0.12 over the four quarters ending in March 2022. All future dividends will be subject to Board approval.

“The Board’s decision to initiate a recurring cash dividend, the first in our 15 years as a public company, reflects our growing business momentum and our unwavering commitment to creating shareholder value over the long term,” said Michael P. Connors, chairman and CEO of ISG.

Pointing to the record $44 million of cash flow from operations ISG generated in 2020 and the record $12 million in the first quarter of 2021, Connors said the new cash dividend “is made possible by the strong cash-generating power of our business and our disciplined operating approach.”

In addition to returning capital to ISG shareholders, Connors said the firm’s strong free cash flow allows ISG to reinvest in the growth of the business and prudently manage debt. ISG has paid down nearly 40 percent of its debt since December 2016, he said.

“As we continue to build on our business momentum in 2021, the initiation of a dividend is a logical next step that adds another element to our capital allocation strategy,” Connors said. “We believe a dividend will provide predictable ongoing returns, while continuing to allow for the repurchase of shares, repayment of debt and the pursuit of acquisitions on an opportunistic basis.”

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including more than 75 of the world’s top 100 enterprises, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

# # #